2002  SEC  Form  10-K  Exhibit  4-b-19
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                        GREEN MOUNTAIN POWER CORPORATION
                                       TO
                              THE BANK OF NEW YORK
   [SUCCESSOR TO UNITED STATES TRUST COMPANY OF NEW YORK, SUCCESSOR TO THE CHASE MANHATTAN BANK (NATIONAL ASSOCIATION), SUCCESSOR TO THE CHASE NATIONAL BANK OF
                         THE CITY OF NEW YORK], TRUSTEE



                       SEVENTEENTH SUPPLEMENTAL INDENTURE
                          DATED AS OF DECEMBER 1, 2002



                                 SUPPLEMENTAL TO
                           INDENTURE OF FIRST MORTGAGE
                                AND DEED OF TRUST
                          DATED AS OF FEBRUARY 1, 1955

THIS IS A SECURITY AGREEMENT RELATING TO PERSONAL PROPERTY AS WELL AS A MORTGAGE
                       UPON REAL ESTATE AND OTHER PROPERTY

======

     18

     This SEVENTEENTH SUPPLEMENTAL INDENTURE dated as of December 1, 2002 made by GREEN MOUNTAIN POWER CORPORATION, as debtor (its Federal Tax Number being 03-0127430), a corporation duly organized and existing under the laws of the State of Vermont (hereinafter sometimes called the "Company"), whose mailing address and address of its chief executive office is 163 Acorn Lane, Colchester, Vermont 05446, party of the first part, and THE BANK OF NEW YORK [successor to United States Trust Company of New York, successor to The Chase Manhattan Bank (National Association), successor to The Chase National Bank of the City of New York], as Trustee and secured party (its Federal Tax number being 13-5160382), a corporation existing under the laws of the State of New York and having its principal corporate trust office at 101 Barclay Street, New York, New York 10286 (hereinafter sometimes called the "Trustee"), party of the second part. WHEREAS, the Company has heretofore executed and delivered an Indenture of First Mortgage and Deed of Trust dated as of February 1, 1955 (herein sometimes called the "Original Indenture"), to secure, as provided herein, its bonds (in the Original Indenture and herein called the "Bonds"), to be designated generally as its "First Mortgage Bonds", and to be issued in one or more series as provided in the Original Indenture;
WHEREAS, the Company has heretofore executed and delivered a First Supplemental Indenture dated as of April 1, 1961, a Second Supplemental Indenture dated as of January 1, 1966, a Third Supplemental Indenture dated as of July 1, 1968, a Fourth Supplemental Indenture dated as of October 1, 1969, a Fifth Supplemental Indenture dated as of December 1, 1973, a Sixth Supplemental Indenture dated as of June 1, 1975, a Seventh Supplemental Indenture dated as of August 1, 1976, an Eighth Supplemental Indenture dated as of December 1, 1979, a Ninth Supplemental Indenture dated as of July 15, 1985, a Tenth Supplemental Indenture dated as of June 15, 1989, an Eleventh Supplemental Indenture dated as of September 1, 1990, a Twelfth Supplemental Indenture dated as of March 1, 1992, a Thirteenth Supplemental Indenture dated as of March 1, 1992, a Fourteenth Supplemental Indenture dated as of November 1, 1993, a Fifteenth Supplemental Indenture dated as of November 1, 1993 and a Sixteenth Supplemental Indenture dated as of December 1, 1995 supplementing and modifying the Original Indenture, each of which Supplemental Indentures provided for, among other things, the creation of a new series of First Mortgage Bonds;
WHEREAS, pursuant to the Original Indenture, as heretofore supplemented and modified, there have been executed, authenticated, delivered and issued and there are now outstanding First Mortgage Bonds of series and in principal amounts as follows:
                                    ISSUED AND
                             TITLE     OUTSTANDING
                             ------     ------------
First  Mortgage  Bonds,  6.29%  Series  due  2002      8,000,000
First  Mortgage  Bonds,  6.41%  Series  due  2003      8,000,000
First  Mortgage  Bonds,  7.05%  Series  due  2006      4,000,000
First  Mortgage  Bonds,  7.18%  Series  due  2006      10,000,000
First  Mortgage  Bonds,  6.70%  Series  due  2018      15,000,000
First  Mortgage  Bonds,  9.64%  Series  due  2020      9,000,000
First  Mortgage  Bonds,  8.65%  Series  due  2022      13,000,000

     WHEREAS, the Board of Directors of the Company has established a series of Bonds to be designated First Mortgage Bonds, 6.04% Series due December 1, 2017 (herein sometimes called "Bonds of the 2017 Series"), and has authorized an issue of Forty-Two Million Dollars ($42,000,000) principal amount thereof, and the Company has complied or will comply with all provisions required to issue additional Bonds provided for in the Original Indenture;
WHEREAS, the Company desires to execute and deliver this Seventeenth Supplemental Indenture, in accordance with the provisions of the Original Indenture, for the purposes, among others, of (a) further assuring, conveying, mortgaging and assigning unto the Trustee certain additional property acquired by the Company, (b) providing for the creation of a new series of Bonds, designating the series to be created and specifying the form and provisions of the Bonds of such series and (c) adding to the Original Indenture, as supplemented and modified, other covenants and agreements to be hereafter observed by the Company (the Original Indenture, as heretofore supplemented and modified and as hereby supplemented and modified, being herein sometimes called the "Indenture"); and
WHEREAS, all acts and proceedings required by law and by the Restated Articles of Association and By-laws of the Company necessary to secure the payment of the principal of, premium, if any, and interest on the Bonds of the 2017 Series, to make the Bonds of the 2017 Series to be issued hereunder, when executed by the Company, authenticated and delivered by the Trustee and duly issued, the valid, binding and legal obligations of the Company, and to constitute the Indenture a valid and binding mortgage for the security of all of the Bonds, in accordance with its and their terms, have been done and taken; and the execution and delivery of this Seventeenth Supplemental Indenture have been in all respects duly authorized:
NOW, THEREFORE, THIS SEVENTEENTH SUPPLEMENTAL INDENTURE WITNESSETH, that in order to secure the payment of the principal of, premium, if any and interest on all Bonds at any time issued and outstanding under the Indenture, according to their tenor, purport and effect, to confirm the lien of the Indenture upon the mortgaged property mentioned therein including any and all property purchased, constructed or otherwise acquired by the Company since the date of execution of the Original Indenture and to secure the performance and observance of all the covenants and conditions herein and in the Bonds and in the Indenture contained, to declare the terms and conditions upon and subject to which the Bonds of the 2017 Series are and are to be issued and secured, and held, and for and in consideration of the premises and of the mutual covenants herein contained and of the purchase and acceptance of the Bonds of the 2017 Series by the holders thereof, and of the sum of Ten Dollars ($10) duly paid to the Company by the Trustee, at or before the ensealing and delivery hereof, and for other valuable consideration, the receipt whereof is hereby acknowledged, the Company has executed and delivered this Seventeenth Supplemental Indenture, and by these presents, does grant, bargain, sell, alien, remise, release, convey, assign, transfer, mortgage, pledge, set over and confirm unto The Bank of New York, as Trustee, and to its successors in trust and to its and their successors and assigns forever, all and singular the property, rights, privileges and franchises (other than excepted property) of the character described in the Granting Clauses of the Original Indenture now owned of record or otherwise by the Company, whether or not constructed or acquired since the date of execution of the Original Indenture or which may hereafter be constructed or acquired by it, including, without limiting the generality of the foregoing, the property in Vermont, Massachusetts and Maine described in Article Five hereof, but subject to all exceptions, reservations and matters of the character therein referred to, and expressly excepting and excluding from the lien and operation of the Indenture all properties of the character specifically excepted by Paragraphs B through H of Granting Clause VII of the Original Indenture, to the extent contemplated thereby, and all property heretofore released or otherwise disposed of pursuant to the provisions of the Indenture.
TO HAVE AND TO HOLD all of the property, real, personal and mixed, and all and singular the lands, properties, estates, rights, franchises, privileges and appurtenances hereby granted, bargained, sold, aliened, remised, released, conveyed, assigned, transferred, mortgaged, pledged, set over or confirmed or intended so to be, unto the Trustee and its successors in the trust and to its and their successors and assigns, forever.
BUT IN TRUST, NEVERTHELESS, for the equal and proportionate use, benefit, security and protection of those who from time to time shall hold the Bonds and coupons, or any of them, authenticated and delivered under the Indenture, and duly issued by the Company, without any discrimination, preference or priority of any one Bond or coupon over any other by reason of priority in the time issue, sale or negotiation thereof or otherwise, except as provided in Section
12.28 of the Original Indenture, so that, subject to said Section 12.28, each and all of said Bonds and coupons shall have the same right, lien, and privilege under the Indenture, and shall be equally and proportionately secured by the Indenture (except as any sinking and improvement fund, depreciation fund or other fund established in accordance with the provisions of the Indenture may afford additional security for the Bonds of any particular series), with the same effect as if all the Bonds and coupons had been issued, sold and negotiated simultaneously on the date of the delivery of the Original Indenture. It is hereby covenanted, declared and agreed by and between the parties hereto that all Bonds and coupons, if any, are to be authenticated, delivered and issued, and that all property subject or to become subject to the Indenture is to be held, subject to the further covenants, conditions, uses and trusts set forth in the Indenture, and the Company for itself and its successors or assigns does hereby covenant and agree to and with the Trustee and its successor or successors in such trust, for the benefit of those who shall hold said Bonds, or coupons, or any of them, as follows:

        BONDS OF THE 2017 SERIES AND CERTAIN PROVISIONS RELATING THERETO
     A. TERMS OF BONDS OF THE 2017 SERIES. There shall be hereby established a series of Bonds, known as and entitled "First Mortgage Bonds, 6.04% Series due 2017" (herein sometimes referred to as the "Bonds of the 2017 Series"). The aggregate principal amount of the Bonds of the 2017 Series shall be limited to $42,000,000.
     The definitive Bonds of the 2017 Series shall be registered Bonds without coupons of the denominations of $1,000 or integral multiples thereof. All Bonds of the 2017 Series shall mature December 1, 2017 and will bear interest at the rate of 6.04% per annum until maturity, such interest to be payable semi-annually on June 1 and December 1 in each year commencing June 1, 2003. The principal of and the premium, if any, and interest on the Bonds of the 2017 Series will be paid in lawful money of the United States of America. Principal of and premium, if any, on the Bonds of the 2017 Series will be payable at the principal corporate trust office of the Trustee in the Borough of Manhattan, City and State of New York, or its successor in trust, except that, in case of the redemption as a whole at any time of Bonds of the 2017 Series then outstanding, the Company may designate in the redemption notice other offices or agencies at which, at the option of the holders, Bonds of the 2017 Series may be surrendered. Interest on Bonds of the 2017 Series will be payable at the principal corporate trust office of the Trustee in the Borough of Manhattan, City and State of New York, or its successor in trust, in each case to the holder of record on the record date as hereinbelow defined. Interest on the Bonds of the 2017 Series shall, unless otherwise directed by the holder, be paid by checks payable to the order of the respective holders entitled thereto, and mailed by the Trustee by first class mail, postage prepaid, to such holders at their respective registered addresses shown on the Bond register for the Bonds of the 2017 Series.
Notwithstanding the foregoing, pursuant to the fourth paragraph of Section 10.04 of the Original Indenture, the Company has entered into agreements with the initial purchasers of the Bonds of the 2017 Series providing for the payment to such initial purchasers and any nominees thereof of all payments of principal of, premium, if any, and interest on the Bonds of the 2017 Series held by them by such methods as they shall direct and without the necessity of presenting or surrendering such Bonds, except that any Bond paid or redeemed in full shall thereafter be surrendered to the Trustee at its principal office, and further providing for the extension of such benefits of such agreements to any transferees of the foregoing which are institutional investors acquiring at least $1,000,000 principal amount of Bonds of the 2017 Series.
The definitive Bonds of the 2017 Series may be issued in the form of Bonds engraved, printed or lithographed on steel engraved borders. Notwithstanding any provision in the Original Indenture to the contrary, the person in whose name any Bond of the 2017 Series (or one or more Predecessor
Bonds, as hereinbelow defined) is registered at the close of business on any record date (as hereinbelow defined) with respect to any interest payment date shall be entitled to receive the interest payable on such interest payment date notwithstanding the cancellation of such Bond of the 2017 Series upon any transfer or exchange thereof (including any exchange effected as an incident to a partial redemption thereof) subsequent to such record date and prior to such interest payment date, except that, if and to the extent that the Company shall default in the payment of the interest due on such interest payment date, then the registered holders of such Bonds of the 2017 Series on such record date shall have no further right to or claim in respect of such defaulted interest as such registered holders on such record date, and the persons entitled to receive payment of any defaulted interest thereafter payable or paid on any Bonds of the 2017 Series shall be the registered holders of such Bonds of the 2017 Series on the record date for payment of such defaulted interest. The term "record date" as used in this Section 1.01, and in the form of the Bonds of the 2017 Series, shall mean the May 15 next preceding a June 1 interest payment date or the November 15 next preceding a December 1 interest payment date, as the case may be, or a special record date established for defaulted interest as hereinafter provided. The term "Predecessor Bond" as used in this Section 1.01, and in the form of the Bonds of the 2017 Series, with respect to any particular Bond of the 2017 Series, shall mean every previous Bond of the 2017 Series evidencing all or a portion of the same debt as that evidenced by such particular Bond of the 2017 Series; and, for the purpose of this definition, any Bond of the 2017 Series authenticated and delivered under Section 3.12 of the Original Indenture in lieu of a mutilated, lost, stolen or destroyed Bond of the 2017 Series shall be deemed to evidence the same debt as the mutilated, lost, stolen or destroyed Bond of the 2017 Series.
In case of failure by the Company to pay any interest when due the claim for such interest shall be deemed to have been transferred by transfer of any Bond of the 2017 Series registered on the Bond register, and the Company by not less than 10 days written notice to Bondholders may fix a subsequent record date, not more than 15 days prior to the date fixed for the payment of such interest, for determination of holders entitled to payment of such interest. Such provision for establishment of a subsequent record date, however, shall in no way affect the rights of Bondholders or of the Trustee consequent on any default. Bonds of the 2017 Series shall be dated, and shall accrue interest, as provided in Section 3.05 of the Original Indenture. Interest on the Bonds of the 2017 Series shall be computed on the basis of a year of 360 days consisting of twelve 30-day months.
As  permitted  by  the  provisions of Section 3.10 of the Original Indenture and upon payment at the option of the Company of a sum sufficient to reimburse it for any stamp tax or other governmental charges as provided in Section 3.11 of the Original Indenture, but without payment of any other charge, Bonds of the 2017 Series may be exchanged for other Bonds of the 2017 Series of different authorized denominations of like aggregate principal amount.
The trustee hereunder shall, by virtue of its office as such Trustee, be the registrar and transfer agent of the Company and shall maintain the Bond register for the Bonds of the 2017 Series for the purpose of registering and transferring Bonds of the 2017 Series. Notwithstanding any provision in the Original Indenture to the contrary, neither the Company nor the Trustee shall be required to make transfers or exchanges of Bonds of the 2017 Series for a period of ten days next preceding any designation of Bonds of the 2017 Series to be redeemed and neither the Company nor the Trustee shall be required to make transfers or exchanges of any Bonds designated in whole for redemption or that part of any Bond designated in part for redemption.
     B. FORM OF BONDS OF THE 2017 SERIES. The Bonds of the 2017 Series and the Trustee's authentication certificate to be executed on the Bonds of said Series shall be in substantially the following forms, respectively:
                    [FORM OF FACE OF BOND OF THE 2017 SERIES]
No.  R     $____
Private  Placement  No.  393154  AB  5
                        GREEN MOUNTAIN POWER CORPORATION
                   FIRST MORTGAGE BOND, 6.04% SERIES DUE 2017
                              DUE DECEMBER 1, 2017
     GREEN MOUNTAIN POWER CORPORATION, a Vermont corporation (hereinafter sometimes called the "Company"), for value received hereby promises to pay to ____________ or registered assigns, __________ Dollars on December 1, 2017, and to pay to the registered holder hereof interest thereon from the date hereof, or if one or more payments of interest has or have theretofore been made or duly provided for, from the most recent interest payment date to which interest has been paid or duly provided for, semi-annually on June 1 and December 1 in each year, commencing with June 1, 2003, at the rate per annum specified in the title hereof, until maturity.
The interest so payable upon any June 1 or December 1 will, subject to certain exceptions referred to on the reverse hereof, be paid to the person in whose name this bond (or one or more Predecessor Bonds, as defined in the Seventeenth Supplemental Indenture mentioned on the reverse hereof) is registered at the close of business on the May 15 preceding such June 1, or the November 15 preceding such December 1, as the case may be.
The principal of, premium, if any, and interest on this bond will be paid in lawful money of the United States of America at the principal corporate trust office in the Borough of Manhattan, City and State of New York, of the Trustee under the Indenture mentioned on the reverse hereof, except that, in case of redemption as a whole at any time of the bonds of this series then outstanding, the Company may designate in the redemption notice other offices or agencies at which, at the option of the holder, this bond may be surrendered for redemption and payment. Interest on this bond may be paid by check payable to the order of the registered holder entitled thereto and mailed by the Trustee by first class mail, postage prepaid, to such holder at his address as shown on the Bond register for the bonds of this series.
This bond shall not become or be valid or obligatory for any purpose until the authentication certificate hereon shall have been signed by the Trustee. The provisions of this bond are continued on the reverse hereof and such continued provisions shall for all purposes have the same effect as though fully set forth at this place.

IN WITNESS WHEREOF, GREEN MOUNTAIN POWER CORPORATION has caused these presents to be executed in its name and behalf by its President or one of its Vice Presidents, and its corporate seal or a facsimile thereof to be affixed hereto and attested by its Secretary or its Assistant Secretary.
Dated:
GREEN  MOUNTAIN  POWER  CORPORATION
By:
Attest:

                  [FORM OF REVERSE OF BOND OF THE 2017 SERIES]
     This bond is one of the bonds, of the above designated series, of an authorized issue of bonds of the Company known as First Mortgage Bonds, not limited as to maximum aggregate principal amount, all issued or issuable in one or more series under and equally secured (except as any sinking and improvement fund, depreciation fund or other fund established in accordance with the provisions of the Indenture hereinafter mentioned may afford additional security for the bonds of any specific series) by an Indenture of First Mortgage and Deed of Trust dated as of February 1, 1955 (herein sometimes called the "Original Indenture"), duly executed and delivered by the Company to The Chase National Bank of the City of New York (now The Chase Manhattan Bank (National Association)), as Trustee, United States Trust Company of New York having succeeded The Chase Manhattan Bank (National Association) as Trustee and The Bank of New York having succeeded United States Trust Company of New York as
Trustee (The Bank of New York and its successors under said Indenture being herein sometimes called the "Trustee"), as supplemented and modified by sixteen indentures supplemental thereto, and as supplemented and modified by a Seventeenth Supplemental Indenture dated as of December 1, 2002 thereto (herein sometimes called the "Seventeenth Supplemental Indenture") duly executed and delivered by the Company to the Trustee, to which Indenture of First Mortgage and Deed of Trust and all indentures supplemental thereto (herein sometimes called the "Indenture") reference is hereby made for a description of the property mortgaged and pledged as security for said bonds, the nature and extent of the security, and the rights, duties and immunities thereunder of the Trustee, the rights of the holders of said bonds and of the Trustee and of the Company in respect such security, and the terms upon which said bonds may be issued thereunder. The bonds of this series are limited to $42,000,000 aggregate principal amount.
          The  bonds  of this series are subject to redemption prior to maturity
(a) at the option of the Company, as a whole at any time, or in part from time to time, on or after the date of original issue, upon payment of the principal amount thereof plus the Make-Whole Premium (as herein defined); and (b) as a whole at any time or in part from time to time, upon payment of the principal amount thereof, by application of the proceeds of any taking of all or any portion of property of the Company subject to the lien of the Indenture, or the proceeds of any sale of such property in anticipation of or in lieu of any such taking, as provided in said Seventeenth Supplemental Indenture; together with interest accrued thereon to the date fixed for redemption; upon prior notice given by registered mail, postage prepaid, as provided in said Seventeenth Supplemental Indenture to the holders of record of each bond affected not less than 30 days nor more than 60 days prior to the redemption date, all as more fully provided in the Indenture.
     "MAKE-WHOLE PREMIUM" means an amount, if positive, equal to the present value of the scheduled interest and principal payments from the date of prepayment  or  redemption  to  the  final  maturity of the bonds being redeemed discounted  at  the  Reinvestment  Yield  (as  hereinafter  defined), compounded semi-annually, less the principal balance of the bonds being prepaid or redeemed. If such amount is negative, the Make-Whole Premium shall be zero. The Make-Whole Premium and Reinvestment Yield will be calculated by an independent certified public accountant or investment banking firm of national reputation. "REINVESTMENT YIELD" shall mean a rate of interest per annum equal to the yield to maturity as implied by (i) the yields reported, as of 10:00 a.m. (New York City time) on the third business day preceding the date set for redemption (the "QUOTE DATE") on the display designated as "USD" of the Bloomberg Financial Markets Screen (or such other display as may replace page USD of Bloomberg) for actively traded United States Treasury Notes having a maturity closest to the Weighted Average Life of the bonds as of the date of redemption (plus 50 basis points), or (ii) if such yields are not reported as of such time or the yields reported as of such time are not ascertainable, the Treasury Constant Maturity Series Yields reported for the latest day for which such yields have be reported as of the third business day preceding the date of redemption in Federal Reserve Statistical Release H.15 (519) (or any comparable successor publication) for actively traded United States Treasury Notes having a constant maturity equal to the Weighted Average Life of the bonds as of the date of redemption (plus 50 basis points). Such implied yield will be determined, if necessary, by (a) converting United States Treasury Note quotations to bond-equivalent yields in accordance with accepted financial practice, and (b) interpolating linearly between the actively traded United States Treasury Notes with the constant maturities (1) closest to and less than such Weighted Average Life and (2) closest to and greater than such "Weighted Average Life". "WEIGHTED AVERAGE LIFE" shall mean the sum of all Year Amounts (as hereinafter defined) divided by the principal balance outstanding of the bonds. A "YEAR AMOUNT" shall equal the amount derived by multiplying the principal amount to be paid on the bonds on a Payment Date by the Period Percentage (as hereinafter defined). The "PERIOD PERCENTAGE", as calculated separately for each Payment Date shall be the number of days (based upon a 30-day month and a 360-day year) from the redemption date to the applicable Payment Date divided by 360.
     If this bond or any portion thereof (One Thousand Dollars or a multiple thereof) is called for redemption and payment duly provided for as specified in the Indenture, this bond or such portion thereof, as the case may be, shall cease to be entitled to the lien of the Indenture from and after the date payment is so provided for and shall cease to bear interest from and after the redemption date.
Except as otherwise provided in the Seventeenth Supplemental Indenture, in the event of the redemption of a portion only of the principal of this bond, payment of the redemption price will be made at the option of the registered holder, either (a) upon presentation of this bond for notation hereon of such payment of the portion of the principal of this bond so called for redemption, or (b) upon surrender of this bond in exchange for a registered bond or bonds (but only of authorized denominations of the same series) for the unredeemed balance of the principal amount of this bond.
     The Company and the Trustee, with the consent of the holders of not less than sixty-six and two-thirds percent in principal amount of the bonds at the time outstanding (determined as provided in the Indenture) and affected (consenting as a single class), may effect, by an indenture supplemental to the Indenture, modifications or alterations of the Indenture and of the rights and obligations of the Company and of the holders of the bonds and coupons. In no event shall any such modification or alteration be made without the written approval or consent of the registered holder hereof which will (a) extend the maturity of this bond or reduce the rate or extend the time of payment of interest hereon, or reduce the amount of the principal hereof, or reduce any premium payable on the redemption hereof, or (b) permit the creation of any lien, not otherwise permitted, prior to or on a parity with the lien of the Indenture, or alter the equal and proportionate security afforded by the lien of the Indenture for the bonds issued thereunder, or (c) reduce the number or percentage of the principal amount of the bonds upon the consent of the holders of which modifications or alterations may be made as aforesaid or defaults may be waived.
     This bond is transferable by the registered holder hereof in person or by his duly authorized attorney, on books of the Company kept for the purpose at the principal corporate trust office of the Trustee upon surrender of this bond for cancellation and thereupon a new registered bond of the same series of like principal amount will be issued to the transferee in exchange therefor.
The registered holder of this bond at his option may surrender the same for cancellation at said office and receive in exchange therefor the same aggregate principal amount of registered bonds of the same series but of other authorized denominations subject to the terms and conditions set forth in the Indenture. Neither the Company nor the Trustee shall be required to make transfers or exchanges of bonds of this series for a period of ten days next preceding any designation of bonds of said series to be redeemed, and neither the Company nor the Trustee shall be required to make transfers or exchanges of any bonds designated in whole for redemption or that part of any bond designated in part for redemption.
The Seventeenth Supplemental Indenture provides that in the event of any default in payment of the interest due on any interest payment date, such interest shall not be payable to the holder of the bond on the original record date but shall be paid to the registered holder of such bond (or one or more Predecessor Bonds, as defined in the Seventeenth Supplemental Indenture) on the subsequent record date established for payment of such defaulted interest.
If a default as defined in the Indenture shall occur, the principal of this bond may become or be declared due and payable before maturity in the manner and with the effect provided in the Indenture. The holders, however, of specified percentages in principal amount of the bonds at the time outstanding, to the extent and as provided in the Indenture, may waive certain defaults thereunder and the consequences of such defaults.
No recourse shall be had for the payment of the principal of or the premium, if any, or the interest on this bond, or for any claim based hereon, or otherwise in respect hereof or of the Indenture, against any incorporator, stockholder, director or officer, past, present or future, as such, of the Company or of any predecessor or successor corporation, either directly or through the Company or such predecessor or successor corporation, under any constitution or statute or rule of law, or by the enforcement of any assessment or penalty, or otherwise, all such liability of incorporators, stockholders, directors and officers, as such, being waived and released by the registered holder hereof by the acceptance  of  this  bond  and  as  provided  in  the  Indenture.
The Company and the Trustee, any paying agent and any bond registrar may deem and treat the person in whose name this bond is registered, or his registered assigns, as the absolute owner hereof, whether or not this bond shall be overdue, for the purpose of receiving payment and for all other purposes and neither the Company nor the Trustee nor any paying agent nor any bond registrar shall be affected by any notice to the contrary.
                  [FORM OF TRUSTEE'S AUTHENTICATION CERTIFICATE
                          FOR BONDS OF THE 2017 SERIES]
     This is one of the bonds, of the series designated therein, described in the within mentioned Indenture.
THE  BANK  OF  NEW  YORK,  as  Trustee,
By:  /s/Kevin  Fox
     -------------
Authorized  Officer

   [FORM OF ENDORSEMENT ON BONDS OF THE 2017 SERIES WITH RESPECT TO PAYMENTS ON
                              ACCOUNT OF PRINCIPAL
                        PAYMENTS ON ACCOUNT OF PRINCIPAL

                                   BALANCE OF PRINCIPAL
         DATE     AMOUNT PAID     AMOUNT UNPAID     AUTHORIZED SIGNATURE
         ----     -----------     -------------     --------------------









     C. FORM OF LEGEND. Bonds of the 2017 Series shall bear a legend or legends with respect to (a) the status of such bond under the Securities Act of 1933, as amended, and (b) the existence of arrangements, if any, for the payment of the redemption price of Bonds of the 2017 Series without presentation or surrender  thereof,  which  shall  state  substantially  as  follows:
"This bond has not been registered under the Securities Act of 1933, as amended, and no transfer hereof may be effected unless (i) the transaction shall be exempt within the meaning of such Act and the rules and regulations of the Securities and Exchange Commission, including Rule 144A, adopted thereunder or
(ii) pursuant to a registration statement. [Insert, if applicable - The registered holder of this bond is entitled to the benefits of a Bond Purchase Agreement, dated December 16, 2002, with the Company, approved by and on file with the Trustee, respecting payment of the redemption price of this bond without presentation or surrender thereof, except that any bond paid or redeemed in full shall thereafter be surrendered to the Trustee at its principal office.]"
     REDEMPTION  PROVISIONS  FOR  BONDS  OF  THE  2017  SERIES.
A.     The  Bonds  of  the  2017  Series
     shall be subject to redemption prior to maturity, at the option of the Company, as a whole at any time or in part from time to time, or after the date of original issue upon payment of the principal amount thereof plus the Make-Whole Premium (as defined in the form of the Bonds of the 2017 Series set forth in Section 1.01.B hereof), if any; and
     shall be subject to redemption prior to maturity, as a whole at any time or in part from time to time, upon payment of the principal amount thereof, through the application pursuant to Article Eight of the Original Indenture of any trust moneys held by the Trustee received from the proceeds of the taking of all or any portion of the property of the Company subject to the lien of the Indenture, or from the proceeds of any sale of such property in anticipation of or in lieu of any such taking;
together in any case with interest thereon to the date fixed for redemption, upon not less than 30 days' nor more than 60 days' notice given by registered mail, postage prepaid, to the holder of record at the date of such notice of each Bond of the 2017 Series affected, at his address as shown on the bond register for Bonds of the 2017 Series. Such notice shall be sufficiently given if deposited in the United States mail within such period. Neither the failure to mail such notice, nor any defect in any notice so mailed to any such holder, shall affect the sufficiency of such notice with respect to other holders. The foregoing provisions with respect to notice shall be subject to all other conditions  and  provisions  of  the  Indenture  not  inconsistent  herewith.
     In the case of any redemption pursuant to clause (i) of this Section 1.02.A, concurrently with the making of the deposit required by Section 10.04 of the Indenture the Company shall deliver to the Trustee a written statement setting  forth  the  calculation  of  the  Make-Whole  Premium  to  be  paid.
     Whenever less than all the outstanding Bonds of the 2017 Series are to be redeemed, the Trustee shall redeem the Bonds of the 2017 Series or portions thereof as follows:
     The Trustee shall prorate the principal amount of Bonds of the 2017 Series to be redeemed among all registered holders of Bonds of the 2017 Series in the proportion that the aggregate principal amount of Bonds registered in the name of each such registered holder bears to the aggregate principal amount of outstanding Bonds of the 2017 Series. In any prorating pursuant to this clause the Trustee shall, according to such method as it shall deem proper in its discretion, make such adjustments, by increasing or decreasing by not more than One Thousand Dollars ($1,000) the amount which would be allocable to any one or more registered holders of Bonds as may be necessary to the end that the principal amount so prorated shall be One Thousand Dollars ($1,000) or an integral multiple thereof.
     So  long  as any initial purchaser of Bonds of the 2017 Series, any nominee of any such initial purchaser, any institutional investor entitled to the benefits of home office payment pursuant to the agreements filed with and approved by the Trustee as referred to in Section 1.01.A hereof, or any other registered holder to which the Company and the Trustee shall have agreed to extend the provisions of this clause shall hold more than one Bond of the 2017 Series, for purposes of any proration pursuant to the procedure set forth in clause (i) above, all Bonds of the 2017 Series registered in the name of any such initial purchaser, nominee, institutional investor or other registered holder shall be deemed to be one Bond of the 2017 Series. In the event of a partial redemption of any Bonds of the 2017 Series registered in the name of such holder, the amount so redeemed shall be allocated (1) pro rata among such Bonds registered in the name of such holder in the proportion that the principal amount of each such bond so registered bears to the principal amount of all such Bonds so registered or (2) by such other method as such holder reasonably may request.
     Subject  to  the  specific provisions set forth hereinabove in this Section
1.02 and in the form of the Bonds of the 2017 Series in Section 1.01.B hereof, the provisions of Article Ten of the Original Indenture shall govern any redemption of the Bonds of the 2017 Series.
     As a sinking fund for the benefit of the Bonds, the Company covenants that it will, subject to the provisions in this Section 1.02.C hereinafter set forth, annually on each November 30 commencing November 30, 2011 to and including November 30, 2017, pay to the Trustee an amount in cash sufficient to redeem, on the next ensuing December 1, $6,000,000 in aggregate principal amount of Bonds
(or such lesser principal amount of Bonds as are at the time outstanding), at the principal amount thereof, together with accrued interest thereon to the date of payment. The payments and dates upon which payments are required for the sinking fund as above provided are in this Section 1.02.C referred to as "sinking fund payments" and "sinking fund payment dates", respectively. All Bonds redeemed by operation of the sinking fund shall be forthwith cancelled by the Trustee. In connection with each sinking fund payment, the Trustee shall proceed to redeem, in accordance with the provisions of Section 1.02 hereof, a principal amount of Bonds equal to such payment and, in the name of the Company, shall give notice as required by the provisions of said Section 1.02, of the redemption for sinking fund, on the next ensuing December 1, as applicable, of the Bonds, or the portion thereof, to be so redeemed. On or before the sinking fund payment date next preceding such December 1, the Company shall pay to the Trustee the cash payment required by this Section, plus the amount of all interest accrued, if any, on the Bonds to be redeemed by the application of such cash payment, and the money so paid shall be applied by the Trustee to the redemption of such Bonds. All cash paid to the Trustee pursuant to the provisions of this Section shall be held by the Trustee as security for the payment of the called Bonds until applied as herein provided. The Company, upon request of the Trustee from time to time, will pay to the Trustee an amount equal to the cost of giving notice of redemption of the Bonds for such sinking fund and any other expense of operation of such sinking fund, the intention being that such sinking fund shall not be charged for such expenses.
     DEPRECIATION FUND. Notwithstanding the provisions of Section 4.06 of the Original Indenture, the Company hereby covenants that so long as any of the Bonds of the 2017 Series shall remain outstanding (a) the covenants made by the Company in Section 4.04 of the Original Indenture shall continue in full force and effect and (b) Bonds delivered, redeemed or purchased pursuant to said
Section 4.04 and any amount of unfunded Bond credits used as a credit in Item 7 of any annual depreciation fund certificate shall be deemed to be funded, unless and  until  the same shall have been reinstated as provided in said Section
4.04  or  in  Section  2.03  of  the  Original  Indenture.
     RESTRICTION ON PAYMENT OF DIVIDENDS ON COMMON STOCK. So long as any of the Bonds of the 2017 Series shall remain outstanding, the Company shall not
(a) declare or pay any dividend (other than dividends payable in capital stock of the Company) or make any other distribution on any shares of Common Stock, or
(b) make any expenditures for the purchase, redemption or other retirement for a consideration of any shares of Common Stock of the Company (other than in exchange for, or from the proceeds of, new shares of capital stock of the Company), if (i) after giving effect to and as a result of the declaration or payment of such dividend, distribution or expenditure, a default (as defined in the Indenture) would be deemed to exist or (ii) the aggregate amount of all such dividends, distributions and expenditures made after December 31, 2001, would exceed the aggregate amount of the net income of the Company available for such dividends, distributions or retirements, accumulated after December 31, 2001, plus the sum of $4,000,000.
     Net income of the Company for the purpose of this Section shall mean the total operating revenues of the Company, and other income, less all proper deductions for expenses, taxes (including without limitation, income, excess profits and other taxes based on or measured by income or undistributed earnings or income), interest charges and other appropriate items, including provision for maintenance and provision for retirements, depreciation or obsolescence which shall be the amount actually charged by the Company on its books of account (but in respect of utility property not subject to prior liens in an amount not less than the minimum provision for depreciation, as defined in
Section 1.32 of the Original Indenture), and after provision for all dividends accrued (whether or not paid) on any outstanding stock of the Company having preference over the Common Stock as to dividends, and otherwise determined in accordance  with  sound  accounting  practice;  provided,  however,  that  in
                                                ------------------
determining the net income of the Company for purposes of this Section no deduction or adjustment shall be made for or in respect of (a) expenses in connection with the redemption or retirement of any securities issued by, the Company, including any amount paid in excess of the principal amount or par or stated value of securities redeemed or retired, or, in the event that such redemption or retirement is effected with the proceeds of sale of other securities of the Company, any interest or dividends on the securities redeemed or retired from the date on which the funds required for such redemption or retirement are deposited in trust for such purpose to the date of redemption or retirement; (b) profits or losses from sales of property or other assets carried in plant or investment accounts of the Company or from the reacquisition of any securities of the Company, or taxes on or in respect of any such profits; (c) any change in or adjustment of the book value of any assets owned by the Company arising from a revaluation thereof; (d) charges to surplus on account of the amortization or elimination of utility plant adjustment or acquisition accounts or intangibles; and (e) any adjustment (including tax adjustments) applicable to any period prior to January 1, 2002; provided, further, however, that in the
                                         --------------------------
calculation of such net income from any investments in associated companies and any net income of subsidiaries shall be included only to the extent that such amounts represent dividends declared or paid.
     MINIMUM PROVISION FOR DEPRECIATION. The Company covenants that the term "minimum provision for depreciation" shall have the meaning specified in Section
     1.32 of the Original Indenture so long as any of the Bonds of the 2017 Series shall remain outstanding.
     DURATION OF EFFECTIVENESS OF ARTICLE ONE. This Article shall be in force and effect only so long as any of the Bonds of the 2017 Series are outstanding

                  PRINCIPAL AMOUNT PRESENTLY TO BE OUTSTANDING
     The total aggregate principal amount of First Mortgage Bonds of the Company issued and outstanding and presently to be issued and outstanding under the provisions of and secured by the Indenture will be One Hundred Nine Million ($109,000,000), namely, Eight Million Dollars ($8,000,000) principal amount of First Mortgage Bonds, 6.29% Series due 2002, Eight Million Dollars ($8,000,000) principal amount of First Mortgage Bonds, 6.41% Series due 2003, Four Million Dollars ($4,000,000) principal amount of First Mortgage Bonds, 7.05% Series due 2006, Ten Million Dollars ($10,000,000) principal amount of First Mortgage Bonds, 7.18% Series due 2006, Fifteen Million Dollars ($15,000,000) principal amount of First Mortgage Bonds, 6.70% Series due 2018, Nine Million Dollars ($9,000,000) principal amount of First Mortgage Bonds, 9.64% Series due 2020, Thirteen Million Dollars ($13,000,000) principal amount of First Mortgage Bonds, 8.65% Series due 2022 now issued and outstanding, and Forty-Two Million Dollars ($42,000,000) principal amount of First Mortgage Bonds, 6.04% Series due 2017, to be issued upon compliance by the Company with the provisions of Sections 5.02 and 5.03 and/or 5.04 and/or 5.05 of the Original Indenture.


MODIFICATIONS  AND  AMENDMENTS
     So long as any of the Bonds of the 2017 Series shall remain outstanding, Article One of the Original Indenture is hereby modified by adding a new Section
     1.43 which shall read as follows: "Section 1.43. The term "Business Day" shall mean any day other than a Saturday, Sunday or other day on which banks located in The City of New York, or Burlington, Vermont or any other city in which the principal corporate trust office of the Trustee is located (if such office is not located in The City of New York) are authorized or required by law to be closed."
     Pursuant to clause (i) of Section 18.01 of the Original Indenture, the modification of the Original Indenture effected by Section 3.01 of this Seventeenth Supplemental Indenture shall take effect without the consent of the holders of any of the Bonds at the time outstanding, notwithstanding any of the provisions of Section 18.02 of the Original Indenture.

                                  MISCELLANEOUS
     This Seventeenth Supplemental Indenture is executed and shall be construed as an indenture supplemental to the Original Indenture, and shall form a part thereof, and the Original Indenture, as heretofore supplemented and modified and hereby supplemented and modified, is hereby confirmed. Except to the extent inconsistent with the express terms hereof, all of the provisions, terms, covenants and conditions of the Original Indenture, as supplemented and modified, shall be applicable to the Bonds of the 2017 Series to the same extent as if specifically set forth herein. All terms used in this Seventeenth Supplemental Indenture shall be taken to have the same meanings as in the Original Indenture, except in cases where the context clearly indicates otherwise.
     All recitals in this Seventeenth Supplemental Indenture are made by the Company only and not by the Trustee; and all of the provisions contained in the Original Indenture, as supplemented and modified, in respect of the rights, privileges, immunities, powers and duties of the Trustee shall be applicable in respect hereof as fully and with like effect as if set forth herein in full.
     This Seventeenth Supplemental Indenture may be executed in several counterparts, and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts, or as many of them as the Company and the Trustee shall preserve undestroyed, shall together constitute but one and the same instrument.
     Although this Seventeenth Supplemental Indenture is dated for convenience and for the purpose of reference as of December 1, 2002, the actual date or dates of execution by the Company and by the Trustee are as indicated by their respective acknowledgments hereto annexed.


     SCHEDULE OF PROPERTY ACQUIRED BY GREEN MOUNTAIN POWER CORPORATION AND NOT
               HERETOFORE SPECIFICALLY DESCRIBED IN THE INDENTURE
                                       (1)
                               TRANSMISSION LINES
                               ------------------
                      ADDITIONS TOPROPERTY AS DESCRIBED IN
                      ------------------------------------
                               ORIGINAL INDENTURE
                               ------------------
     All of the transmission lines and equipment located in the State of Vermont in several cities and towns consisting of approximately 302 miles of overhead lines, including necessary crossarms, guys and insulators. 1.5 miles is rated at 115 KV, 10.5 miles is rated at 69 KV, 5.4 miles is rated at 46 KV, and 284.6 miles is rated at 34.5 KV.

                                       (2)
                                  DISTRIBUTION
                                  ------------
                      ADDITIONS TO PROPERTY AS DESCRIBED IN
                      -------------------------------------
                               ORIGINAL INDENTURE
                               ------------------
     All the distribution lines and equipment located in the State of Vermont in several cities and towns consisting of approximately 2,300 miles of overhead lines including necessary crossarms, guys, insulators, appurtenances, and line transformers and approximately 460 miles of underground cable. The Company's property includes approximately 499,053 kVa of transformer capacity and approximately 87,300 customers' metering. It is estimated that at least 80 percent of above-mentioned lines are located upon public highways. With respect to such parts of the lines as are located upon private property, the Company has the necessary permits, rights in lands or easements enabling it to maintain said lines which said permits, rights in land or easements are part of the property hereby conveyed.
                                       (3)
                              PRODUCTION EQUIPMENT
                              --------------------
Between 1996 and 2002, the following significant production equipment investments and upgrades were completed:

- Addition of a 6-megawatt, 11-turbine wind generating facility in Searsburg, Vermont;
- Addition of a 5-foot inflatable flashboard system at the Essex hydroelectric facility in Essex, Vermont;
- Addition of a downstream fish migration facility at the Essex hydroelectric plant;
- Concrete repairs to the concrete spillway at the Essex hydroelectric plant in Essex, Vermont;
-     Relicensing  of  the  Vergennes hydroelectric plant in Vergennes, Vermont;
-     Automation  of  the  hydroelectric  units  at  the  Vergennes  plant;
-     Replacement  of  the  head  gates  at  the  Vergennes hydroelectric plant;
- Refurbishment of the 50-megawatt gas turbine at the Berlin gas turbine plant;
- Replacement and upgrade of the gas turbine control system in Berlin, Vermont;
- Replacement and upgrade of the gas turbine control system at the Gorge gas turbine plant in Colchester, Vermont; and
- Replacement of the sluice gates at the hydroelectric plant in Middlesex, Vermont.

                                       (4)
                        SUBSTATION AND LINE IMPROVEMENTS
                        --------------------------------
     Between 1996 and 2002, the Company installed a 34KV capacitor bank at the #43 digital substation to improve the reliability of the system. The Company extended its 43G4 circuit to serve increased load at Tafts Corners in Williston, Vermont. The Company upgraded both its 40J1 and 19J4 circuits, converting them from 4 KV to 12 KV to reduce voltage fluctuations and improve reliability. The Company also reconfigured its 3314 transmission line from a three terminal line to a two terminal line and added a new 3351 transmission line for improved reliability in the towns of Essex and Williston, Vermont. A new distribution circuit, 19G3, was also constructed to improve reliability. Significant Company replacements of obsolete equipment included the Master SCADA system, Duxbury transmission switch and the Essex distribution transformer (#4).

     IN WITNESS WHEREOF, Green Mountain Power Corporation has caused this Indenture to be signed in its corporate name and behalf, by Christopher L. Dutton, President and Chief Executive Officer, of the Company in that behalf duly authorized, and its corporate seal to be hereunto affixed and attested by its Secretary, and The Bank of New York in token of its acceptance of the trust hereby created has caused this Indenture to be signed in its corporate name and behalf by one of its Assistant Vice Presidents, and its corporate seal to be affixed and attested by its Secretary or its Assistant Secretary, on the dates indicated by their respective acknowledgments hereto annexed, but as of the day and year first above written.
GREEN  MOUNTAIN  POWER  CORPORATION
By:  /s/  Christopher  L.  Dutton
     ----------------------------
Name:  Christopher  L.  Dutton
      President  and  Chief  Executive  Officer
Attest:

/s/Donald  J.  Rendall,  Jr.
----------------------------
     Donald  J.  Rendall,  Jr.
     Secretary

                                       Signed, sealed and delivered on behalf of
                            GREEN MOUNTAIN POWER CORPORATION in the presence of:

/s/  Robert  J.  Griffin
------------------------
Name:     Robert  J.  Griffin
/s/  Sharon  A.  Lucia
----------------------
Name:          Sharon  A.  Lucia
CORPORATE  SEAL

THE  BANK  OF  NEW  YORK

By:  /s/  Kevin  Fox
     ---------------
     Kevin  Fox
                               Assistant Treasurer
Attest:

/s/  Timothy  Shea
------------------
     Timothy  Shea
     Assistant  Treasurer
                                       Signed, sealed and delivered on behalf of
                                        THE BANK OF NEW YORK in the presence of:



/s/  Ada  L.  Li
----------------
Name:Ada  L.  Li




/s/  Regina  F.  Johnson
------------------------
Name:Regina  F.  Johnson
CORPORATE  SEAL

STATE  OF  VERMONT     )
     )     SS.:
COUNT  OF  CHITTENDEN     )
     On this 6th day of December, A.D. 2002, before me, a Notary Public in and for said County in said State aforesaid, duly commissioned and acting as such, appeared Christopher L. Dutton, personally known to me and known by me to be the person who executed the within and foregoing instrument in the name and on behalf of Green Mountain Power Corporation, who, being by me duly sworn, did depose and say that he is the President and Chief Executive Officer of Green Mountain Power Corporation, one of the corporations described in and that executed the said instrument, and he acknowledged said instrument so executed to be his free act and deed and the free act and deed of said corporation, and on oath stated that said instrument was signed and sealed by him as agent and in behalf of said corporation by authority of its Board of Directors, and that the seal affixed to said instrument is the corporate seal of said corporation. Witness my hand and official seal the day and year aforesaid.
/s/  Penny  Collins
-------------------
Name:     Penny  Collins
     Notary  Public
     State  of  Vermont
Commission  Expires:  2-10-2003
NOTARIAL  SEAL

STATE  OF  NEW  YORK     )
     )     SS.:
COUNTY  OF  ROCKLAND     )
     On this 6th day of December, A.D. 2002, before me, a Notary Public in and for said County in said State aforesaid, duly commissioned and acting as such, appeared Kevin Fox, personally known to me and known by me to be the person who executed the within and foregoing instrument in the name and on behalf of The Bank of New York, who, being by me duly sworn, did depose and say that he is an Assistant Treasurer of The Bank of New York, one of the corporations described in and that executed the said instrument, and he acknowledged said instrument so executed to be his free act and deed and the free act and deed of said corporation, and on oath stated that said instrument was signed and sealed by him on behalf of said corporation by authority of its By-Laws, and that the seal affixed to said instrument is the corporate seal of said corporation.
Witness  my  hand  and  official  seal  the  day  and  year  aforesaid.
/s/Robert  Hirsch
-----------------
                               Name: Robert Hirsch
                                  Notary Public
                                State of New York
                          Qualified in Rockland County
                                No.  01H16076679
                        Commission Expires: July 1, 2006

NOTARIAL  SEAL